Exhibit 10.1
RACKSPACE TECHNOLOGY, INC.
2020 EQUITY INCENTIVE PLAN
NOTICE OF GRANT OF CASH-SETTLED PERFORMANCE UNITS

Unless otherwise defined herein, the terms defined in the 2020 Rackspace Technology, Inc.’s Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Notice of Grant (the “Notice of Grant”) of Cash-Settled Performance Units (“Performance Units” or “Units”) and in the Cash-Settled Performance Unit Agreement (the “Agreement”).

Participant:	[name]

Participant has been granted an Other Stock or Cash-Based Award under the Plan in the form of this grant of Performance Units with respect to Common Stock of Rackspace Technology, Inc., to be settled in cash, subject to the terms and conditions of the Plan and this Agreement, as follows:

Grant Number:	[insert]
Date of Grant:	[insert] 2023
Number of Units Granted at Target:	[insert number]
Vesting Commencement Date:	[insert] 2023

Vesting Schedule:
Vesting is subject to the satisfaction of the performance goals and continued employment through the applicable Measurement Date as set forth in the Agreement.

RACKSPACE TECHNOLOGY, INC.
2020 EQUITY INCENTIVE PLAN
CASH-SETTLED PERFORMANCE UNIT AGREEMENT

This CASH-SETTLED PERFORMANCE UNIT AGREEMENT (this “Agreement”), dated as of March 16, 2023 (the “Grant Date”), by and among RACKSPACE TECHNOLOGY, INC., a Delaware corporation (the “Company”), and [name of Participant] (the “Participant”).
WHEREAS, Participant is employed as the [title] of the Company [pursuant to the terms of a written employment agreement, dated [date], as amended (the “Employment Agreement;”]
WHEREAS, the Company, acting through a Committee (as defined in the Company’s 2020 Equity Incentive Plan (the “Plan”)), has granted to the Participant, effective as of the date of this Agreement, an Other Stock or Cash-Based Award under the Plan in the form of this grant of Performance Units (which, for the avoidance of doubt, shall be credited to a separate account maintained for the Participant on the books of the Company where the value of each Unit will equal the Grant Value of one share of Common Stock, the “Account”) to be settled in cash as described in Sections 2 and 3 of this Agreement. The Units are subject to the conditions set forth in this Agreement and the Plan;
NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:
Section 1.The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety (including, without limitation, the provisions of Article 8 and Article 12). In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Participant upon request. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan or in the Notice of Grant. As a condition to the grant of the Performance Units, the Participant agrees that this Agreement, together with the grant of Units, satisfies all obligations and liabilities of the Company in connection with any “annual equity award” contemplated by the Employment Agreement for calendar year 2023.
Section 2.Vesting. Subject to the Participant’s continued employment or other service relationship with the Company or one of its Subsidiaries (such applicable entity, the “Employer”) through each applicable Measurement Date, the Units of each Tranche shall become non-forfeitable and shall vest based on the Company’s TSR Performance (as defined below) for the Measurement Period for such Tranche, as described below (the “Performance Goal”).
(a)For each Tranche, the Annualized TSR for the Company and the Annualized TSR for each company in the Comparator Group shall be calculated for the Measurement Period for such Tranche. Based on such calculation, a percentile rank for the Company’s Annualized TSR relative to the Annualized TSR of each company in the Comparator Group (“TSR Performance”) shall be calculated, and the “Vesting Percentage” for such Tranche shall be determined based on such percentile rank according to the table below, but subject to the caps provided in Section 2(b). Such determination shall be made as soon as reasonably practicable after, but in no event later than 20 days after, the end of the applicable Measurement Period. On the Vesting Date for such Tranche, a number of Units equal to the product of (A) the number of Units in such Tranche multiplied by (B) the Vesting Percentage for such Tranche, shall become non-forfeitable and shall vest.

Percentile Rank of Company’s Annualized TSR relative to Annualized TSR of Comparator Group	Vesting Percentage
25th percentile or less	0%
Greater than 25th percentile and up to 55th percentile	Determined by linear interpolation between 0% and 100%. For example, the Vesting Percentage for the 35th percentile shall be 33⅓% and the Vesting Percentage for the 45th percentile shall be 66⅔%.
55th percentile	100%
Greater than 55th percentile and up to 75th percentile	Determined by linear interpolation between 100% and 200%. For example, the Vesting Percentage for the 60th percentile shall be 125% and the Vesting Percentage for the 70th percentile shall be 175%.
75th percentile or greater	200%

Solely for purposes of illustration, the table directly below serves to provide an example calculation for the number of Units that would vest in respect of a given Tranche if the Comparator Group for a Measurement Period consisted of ten companies, with the middle column showing a hypothetical Annualized TSR performance of the Company and each other company in the Comparator Group and the rightmost column showing the percentile rank of the Company and each other company in the Comparator Group:

	Annualized TSR (%)	Percentile Rank
Comparator A	11	9.09
Comparator B	13	18.18
Comparator C	18	27.27
Comparator D	22	36.36
Company	25	45.45
Comparator E	28	54.54
Comparator F	30	63.63
Comparator G	40	72.72
Comparator H	45	82.82
Comparator I	47	91.91
Comparator J	48	100

In this example, the Vesting Percentage corresponding to the percentile rank of 45.45 would be calculated as:
(45.45 – 25) / (55 – 25)
or approximately 68.16667%.

(b)The Vesting Percentage shall be subject to the following caps: (i) if the Company’s Annualized TSR for the Measurement Period for any Tranche is negative, then the Vesting Percentage for such Tranche shall be capped at 100% and (ii) the Vesting Percentage for any Tranche shall not exceed 200%.
(c)If the Company has a Change in Control during the Performance Period, then, subject to Section 2(b)(ii) but notwithstanding any other provision herein to the contrary, (i) each Measurement Period that has not ended before the effective date of such Change in Control will end as of the effective date of such Change in Control, (ii) each Measurement Date that has not occurred prior to the effective date of such Change in Control shall be deemed to be the effective date of such Change in Control, (iii) the Performance Period shall end as of the effective date of such Change in Control; (iv) the Vesting Percentage for each Tranche that has not already vested shall be determined as soon as reasonably practicable after, but in no event later than 20 days after, the effective date of such Change in Control and the Vesting Date for each such Tranche shall occur as soon as reasonably practicable after such determination; and (v) the Vesting Percentage for each such Tranche shall be not less than 100%.
(d)Definitions. For purposes hereof,
(i)“Annualized TSR” means total shareholder return (assuming reinvestment of all dividends), computed on an annualized basis for any Measurement Period (or applicable portion thereof, in the case of a company that is added to the Comparator Group after a Measurement Period has begun). The Annualized TSR for the Company for any Measurement Period shall be determined using (A) the VWAP for the Common Stock for the 30 days ended December 31, [2022] and (B) the VWAP for the Common Stock for the 30 days ending on the last day of such Measurement Period. The Annualized TSR of each company in the Comparator Group for any Measurement Period shall be determined using (A) the VWAP of such company for the 30 days ended December 31, [2022] (or, for any newly public company that is added to the Comparator Group, for the 30 days ended December 31 of the year immediately preceding the year in which such company is added) and (B) the VWAP of such company for the 30 days ending on the last day of such Measurement Period; provided, however, that for purposes of this clause (B), if such VWAP cannot be calculated within 20 days after the end of any Measurement Period, then the average of closing stock prices for such company for the 30 days ending on the last day of such Measurement Period shall be used instead of the VWAP for such company. Each Comparator Group company in the Index shall be weighted equally.
(ii)“Comparator Group” means a group of publicly traded IT / cloud services companies which shall initially consist of the following companies:

Infosys Limited	Tata Consultancy Services Limited	Mphasis Ltd.
Wipro Limited	International Business Machines Corporation	Globant S. A.
Cognizant Technology Solutions Corporation	EPAM Systems, Inc.	VMware, Inc.
Accenture plc	Thoughtworks Holding, Inc.

The composition of the Comparator Group is subject to adjustment as follows: (A) the Committee may, in its sole discretion, add IT / cloud services companies that become publicly traded during the Performance Period, but any such company may be added to the Comparator Group only as January 1 of a year that commences after such company becomes publicly traded; and (B) any company in the Comparator Group that is acquired or otherwise ceases to be publicly traded during a Measurement Period shall be removed from the Comparator Group for all Measurement Periods in which the date of such acquisition or cessation occurs (for example, a company that is acquired after the end of the First Tranche Management Period but before the end of the Second Tranche Measurement Period shall be removed from the Comparator Group for the Second Tranche Measurement Period and the Third Tranche Measurement Period).
(iii)    “Grant Value” means the VWAP for the Common Stock for the 30 days ended March 16, 2023.
(iv)    “Measurement Date” means (subject to Section 2(c)) each of (A) for the First Tranche, December 31, [2023], (B) for the Second Tranche, December 31, [2024] and (C) for the Third Tranche, December 31, [2025];
(v)    “Measurement Period” means (subject to Section 2(c)) each of (A) for the First Tranche, the period from the January 1, [2023] through December 31, [2023] (the “First Tranche Measurement Period”), (B) for the Second Tranche, the period from January 1, [2023] through December 31, [2024] (the “Second Tranche Measurement Period”) and (C) for the Third Tranche, the period from January 1, [2023] through December 31, [2025] (the “Third Tranche Measurement Period”).
(vi)    “Performance Period” means (subject to Section 2(c)) the period commencing January 1, [2023] and ending on (and including ) December 31, [2025].
(vii)    “Tranche” shall mean each of (A) _______ Units that shall be eligible to vest based on TSR Performance for the First Tranche Measurement Period (the “First Tranche”), (B) _______ Units that shall be eligible to vest based on TSR Performance for the Second Tranche Measurement Period (the “Second Tranche”) and (C) _______ Units that shall be eligible to vest based on TSR Performance for the Third Tranche Measurement Period (the “Third Tranche”).
(viii)    “Vesting Date” shall mean, for each Tranche, the date that is 30 days after the Measurement Date for such Tranche; provided, that the Committee may, in its discretion, accelerate the Vesting Date for any Tranche to a date that is after the calculation of the Vesting Percentage for such Tranche.
(ix)    “VWAP” means the volume weighted average price as calculated by a service selected by the Company’s Chief People Officer.
(e)Notwithstanding anything contained herein to the contrary and except as may be provided in the Participant’s employment or services agreement with the Company or the Company’s Executive Change in Control Severance Plan, the Performance Units of any Tranche shall not be eligible for vesting if the Participant has a Termination of Service for any reason before the Measurement Date for such Tranche, and no Tranche of the Performance Units that has a Measurement Date after the date of the Participant’s Termination of Service shall vest thereafter (i.e., the Performance Units in such Tranche shall be forfeited immediately). For the avoidance of doubt, if the Participant has a Termination of Service after the Measurement Date for a Tranche of the Performance Units but before the Vesting Date of such Tranche, the Performance Units of such Tranche shall be eligible to vest on such Vesting Date notwithstanding the Participant’s Termination of Service. Further, no Tranche (or portion thereof) of the Performance Units that is not vested as of the Vesting Date for such Tranche shall vest thereafter.
Section 3.Settlement of Units. To the extent that any Units vest under this Agreement, the Company will pay the Participant an amount in cash equal to the product of (a) the number of Units vested and payable on the applicable Vesting Date or other vesting event under this Agreement and (b) the Grant Value, subject to withholding of Tax-Related Items pursuant to Section 7 below. The settlement date on which payment of such cash amount will be made to the Participant will be as follows: (A) for the First Tranche, April 1, 2024, (B) for the Second Tranche, April 1, 2025 and (C) for the Third Tranche, April 1, 2026; provided, however, that in the event that the Units vest on a Change in Control pursuant to Section 2(c) or on such other applicable vesting event under this Agreement, settlement of the cash amount due on such vesting of the Units shall be made as soon as practicable after the Change in Control or other applicable vesting event but in no event later than the seventieth (70th) calendar day thereafter, subject to Section 21(b) below, if applicable. Upon such cash settlement, the settled Units shall cease to be credited to the Account.
Section 4.Restriction on Transfer. The Performance Units may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant, other than as provided in Section 10.3(b) of the Plan. The Performance Units shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Performance Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Performance Units, shall be null and void and without effect.
Section 5.Participant’s Employment or Other Service Relationship. Nothing in this Agreement nor the grant of the Performance Units shall confer upon the Participant any right to continue the Participant’s employment or other service relationship with the Company or, if different, the Employer or interfere in any way with the right of the Company or, if different, the Employer to terminate the Participant’s employment or other service relationship or to increase or decrease the Participant’s compensation at any time. The grant of Performance Units is an exceptional, voluntary and one-time benefit and does not create any contractual or other right to receive any other grant of other Awards (including Performance Units) under the Plan in the future, or benefits in lieu of Performance Units, even if Performance Units have been granted in the past. The grant of the Performance Units does not form or amend part of the Participant’s entitlement to remuneration or benefits in terms of his or her employment or other service relationship with the Company or, if different, the Employer, if any, at any time.
Section 6.Termination. For the avoidance of doubt, the Performance Units shall cease vesting and shall be forfeited immediately as of the date of the Participant’s Termination of Service, except as otherwise provided in Section 2(e) above.
Section 7.Responsibility for Taxes.
(a)The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Units, including, but not limited to, the grant or vesting of the Performance Units, or the receipt of a cash payment acquired pursuant to such vesting; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of Performance Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. The Participant shall not make any claim against the Company, the Employer or any other Subsidiary, or their respective board, officers or employees related to Tax-Related Items arising from the Performance Units. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)In connection with any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. To satisfy any withholding obligations of the Company and/or the Employer with respect to Tax-Related Items, the Company or the Employer will generally withhold cash which would otherwise be payable to the Participant pursuant to the vesting of the Units sufficient to cover the withholding obligation for Tax Related Items. Alternatively, or in addition, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion and with no obligation to do so, to satisfy any applicable withholding obligations with regard to Tax-Related Items by one or a combination of the following:
(i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company, the Employer or any other Subsidiary;
(ii) requiring the Participant to tender a cash payment to the Company or the Employer; and/or
(iii) any other methods approved by the Committee and permitted by applicable laws.
(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount or, if not refunded, the Participant may seek a refund from the local tax authorities. Finally, the Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the cash payment if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
Section 8.Nature of Grant. In accepting the Performance Units, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)all decisions with respect to future Performance Units or other grants, if any, will be at the sole discretion of the Company;
(c)the Participant is voluntarily participating in the Plan;
(d)the Performance Units and any cash payment acquired upon vesting, and the income and value of same, are not intended to replace any pension rights or compensation;

(e)the Performance Units and any cash payment acquired upon vesting, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;
(f)unless otherwise agreed with the Company, the Performance Units and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary;
(g)no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Units resulting from a Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or rendering services or the terms of the Participant’s employment or service agreement, if any) or from the application of any recoupment or clawback policy or requirement;
(h)unless otherwise provided in the Plan or by the Company in its sole discretion, the Performance Units and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction;
(i)neither the Company, the Employer nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Performance Units or of any amounts due to the Participant pursuant to the vesting of the Performance Units; and
(j)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan. The Participant should consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
Section 9.Adjustment of Performance Goals. The Committee shall have the right to adjust or modify the calculation of the Performance Goals as permitted under the Plan or contemplated herein. In addition, the Performance Goals and the calculated level of achievement of the Performance Goals may be equitably adjusted from time to time in any manner that the Committee deems necessary or appropriate in its sole discretion. For instance, adjustments may be made to take account of (i) subject to Section 2(c), any acquisitions, divestitures, reorganization, restructuring, or any other specific unusual or nonrecurring events or conditions that occur during the Performance Period, and/or (ii) any changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results, including such changes that result in gains, losses or expenses determined to be extraordinary or unusual in nature or infrequent in occurrence, in each case, affecting the Company or any of its subsidiaries or the financial statements of the Company or any of its subsidiaries.
Section 10.Data Privacy Consent.
The Company is located at 1 Fanatical Place, Windcrest, TX 78218, USA and grants employees of the Company and its other Subsidiaries and Affiliates, the opportunity to participate in the Plan, at the Company's sole discretion. If the Participant would like to participate in the Plan, the Participant understands that he or she should review the following information about the Company’s data processing practices and declare his or her consent.

(a)Data Collection and Usage. The Company collects, processes and uses the Participant's personal data, including, but without limitation, name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), passport number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in the Participant's favor, which the Company receives from the Participant or the Participant's Employer. If the Company offers the Participant the opportunity to participate in the Plan, then the Company will collect the Participant's personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s personal data would be the Participant's consent.
(b)Stock Plan Administration Service Providers. The Company transfers participant data to E*Trade, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan, and if the Participant’s Performance Units vest, the Company may transfer personal data to Computershare, an independent service provider based in the United States, which assists the Company with its stock administration. In the future, the Company may select different service provider(s) and share the Participant's personal data with another company that serves in similar capacities. The Company’s service providers may open an account for the Participant. The Participant will be asked to agree on separate terms and data processing practices with the applicable service providers, which, as it relates to Plan administration service provider, is a condition to the Participant's ability to participate in the Plan.
(c)International Data Transfers. The Company and its service providers are based in the United States. If the Participant is outside of the United States, the Participant should note that his or her country may have enacted data privacy laws that are different from the United States.
(d)Data Retention. The Company will use the Participant's personal data only as long as is necessary to implement, administer and manage the Participant's participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Participant's personal data, the Company will remove it from it from its systems.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant's participation in the Plan and the Participant's grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if the Participant withdraws his or her consent, the Participant cannot participate in the Plan. This would not affect the Participant's salary as an employee; the Participant would merely forfeit the opportunities associated with the Plan.
(f)Data Subject Rights. The Participant has a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, his or her rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in the Participant’s country, and/or (vii) a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise his or her rights, the Participant should please contact the Company at Attn: Stock Plan Administrator, 1 Fanatical Place, Windcrest, TX 78218, USA.
(g)The Participant also understands that the Company may rely on a different legal basis for the processing or transfer of data in the future and/or request the

Participant to provide another data privacy consent.  If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgement or data privacy consent form to the Company or the Employer (or any other acknowledgements, agreements or consents) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant's country, either now or in the future.  The Participant understands that he or she will not be able to participate in the Plan if the Participant fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.
Section 11.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Section 12.Language. The Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if the Participant has received this Agreement, or any other document related to the Performance Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control unless otherwise required by applicable laws.
Section 13.Repayment of Awards. Consistent with Section 10.5 of the Plan, if, after the cash payment is made to the Participant the Company is required to restate previously reported financial results for any Measurement Period for which performance is measured for this grant, the Committee will require the Participant to repay any amounts paid in excess of the amounts that would have been paid based on the restated financial results. The Committee will issue a written notice of repayment documenting the corrected calculation and the amount and terms of repayment. The Participant must repay the amount specified in the notice of repayment. The Committee may, in its discretion, reduce a future payout as necessary to recoup any amounts outstanding under a previously issued notice of repayment. Further, for the avoidance of doubt, the Units and any cash paid thereunder are also subject to forfeiture and recoupment to the extent set forth in Section 10.5 of the Plan.
Section 14.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance Units and on any cash payment upon vesting of the Performance Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 15.Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by an internationally recognized overnight courier, by facsimile, by email, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:
If to the Company, to it at its current executive offices and to:
1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218
Attn:  Chief Legal Officer
Legalnotice@rackspace.com

If to the Participant, to him or her at the address set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.
Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of internationally recognized overnight courier, on the next business day after the date sent, (c) in the case of facsimile transmission, when received (or if not sent on a business day, on the next business day after the date sent), (d) in the case of email, when transmitted via email (in each case, if no “system error” or other notice of non-delivery is generated) to the applicable party and its legal counsel set forth above, and (e) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.
Section 16.Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.
Section 17.Participant’s Undertaking. The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement and the Plan.
Section 18.Modification of Rights. The rights of the Participant are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Performance Units granted hereby). Notwithstanding the foregoing, the Participant’s rights under this Agreement and the Plan may not be impaired without the Participant’s consent.
Section 19.Governing Law; Dispute Resolution.
(a)NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY SERVICE AGREEMENT, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
(b)Notwithstanding anything to the contrary set forth in the Plan, the Company and the Participant agree that any suit, action or proceeding brought by or against a party in connection with this Agreement or Executive’s employment with or separation from the Company shall be brought solely in the state districts courts of Texas. Each party expressly and irrevocably consents and submits to the jurisdiction, forum, and venue of such courts in connection with any such legal proceedings, including to enforce this Agreement or its/his rights or obligations hereunder, and both parties agree to accept service of process by the other party or any of its agents in connection with any such proceeding.

Section 20.Exchange Control, Tax And/Or Foreign Asset/Account Reporting. The Participant acknowledges that, depending on his or her country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of cash derived from his or her participation in the Plan, in, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and is advised to consult his or her personal legal advisor on this matter.
Section 21.Section 409A.
(a)It is the intent of this Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Performance Units provided under this Agreement or cash payment thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
(b)This paragraph applies only if the Company determines that Participant is a “specified employee,” as defined in the regulations under Section 409A at the time of Participant’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), and it is determined that settlement of these Units is not exempt from Section 409A. If this paragraph applies, and the event triggering settlement is Participant’s “separation from service,” then any Units that otherwise would have been settled during the first six months following Participant’s “separation from service” will instead be settled on the first business day following the earlier of (i) the six-month anniversary of Participant’s separation from service or (ii) Participant’s death.
Section 22.Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.
Section 23.Entire Agreement. This Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.
Section 24.Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 25.Enforcement. In the event the Company or the Participant institutes litigation to enforce or protect its rights under this Agreement or the Plan, each party shall be solely responsible for all attorneys’ fees, out-of-pocket costs and disbursements it incurs relating to such litigation.
Section 26.Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
Section 27.Required Acceptance; Termination of Prior Agreement. If the Participant does not agree (whether electronically or otherwise) to this Agreement within thirty (30) days from the Grant Date of the Performance Units, the Performance Units shall be terminable by the Company.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Cash-Settled Performance Unit Agreement as of the date first written above.

RACKSPACE TECHNOLOGY, INC.

By:
Name:
Title:

PARTICIPANT

[name]